UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 25, 2010, Cole Credit Property Trust III, Inc. (the “Company”), through certain wholly-owned subsidiaries of Cole REIT III Operating Partnership, LP (“CCPT III OP”), the operating partnership of the Company (collectively the “Borrowers”), entered into a mortgage loan agreement with Wells Fargo Bank, N.A. (the “Lender”), as lender, administrative agent, syndication agent, documentation agent, sole book runner, and lead arranger in the principal amount of $105.0 million (the “Loan”) which matures on September 5, 2015 (the “Maturity Date”). The Loan is secured by five single-tenant commercial properties owned by the Borrowers with an aggregate purchase price of $177.4 million.  The Borrowers executed a swap agreement with the Lender, which fixed the interest rate at 4.72% per annum with interest only payments due monthly through the Maturity Date.

The Loan may not be prepaid in whole or in part prior to September 5, 2012.  Subsequent to September 5, 2012 but prior to March 5, 2015, the Loan may be prepaid in whole but not in part, upon payment of any swap agreement termination costs and a prepayment premium.  There is no prepayment premium due if the Company prepays the Loan subsequent to March 5, 2015. The Loan is non-recourse to the Company and the Borrowers, but each is liable for customary non-recourse carve-outs.

Upon the occurrence of an event of default, interest on the Loan would accrue at an annual default interest rate equal to the lesser of the then-current interest rate plus 5.00%, or the maximum rate permitted by the state law governing the Loan and any outstanding principal and interest would be payable on demand.

In connection with the Loan, the Company paid its advisor, Cole REIT Advisors III, LLC (the “Advisor”), a finance coordination fee of $1.05 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 31, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary